Exhibit 99.1

LINN ENERGY ANNOUNCES FIRST QUARTER 2011 RESULTS
AND ADDITIONAL $163 MILLION OF ACQUISITIONS

HOUSTON, April 28, 2011 – LINN Energy, LLC (NASDAQ: LINE) announced today financial and operating results for the three months ended March 31, 2011, and its outlook for the remainder of 2011.

The Company reports the following significant first quarter results, which exceeded mid-point guidance in all categories:

•	Average daily production of 312 MMcfe/d;

•	Lease operating expenses of $1.63 per Mcfe;

•	Adjusted EBITDA of $210 million;

•	Distribution coverage ratio of 1.15x; and

•	Adjusted net income per unit of $0.38.

The Company also reports the following significant year-to-date highlights:

•	Executed a total of $637 million in acquisition agreements, including:

–	Entering a new operating region through completion of an acquisition of properties in the Williston Basin Bakken play for a contract price of $196 million;

–	Signing purchase agreements for two additional Williston Basin bolt-on acquisitions for a combined contract price of $163 million; and

–	Completing two bolt-on acquisitions in the Permian Basin for a combined contract price of $238 million;

•	Completed a $649 million public equity offering;

•	Retired a combined 81 percent of principal 11.75 percent senior notes due 2017 and 9.875 percent senior notes due 2018 through redemptions and tender offers; and

•	Revised 2011 guidance implies average coverage of 1.40x for the remainder of the year.

“LINN Energy is off to a strong start in 2011,” said Mark E. Ellis, President and Chief Executive Officer.  “To date, we have executed acquisition agreements totaling $637 million.  These acquisitions enabled us to enter a new operating region in the Williston Basin and solidified our Permian presence even further.  On the financial front, we strengthened our position through a $649 million public equity offering that helped fund recent acquisitions.  We also retired 81 percent of our highest cost debt, which will significantly reduce interest expense.  With our successful acquisition activity and impressive organic growth profile, we increased 2011 guidance.  We believe our distribution coverage ratio for the remainder of the year will average approximately 1.40x, which should provide us with the ability to increase our distribution this year.”

Acquisitions

Year-to-date 2011, the Company has executed a total of $637 million in acquisition agreements.  This includes closed acquisitions of $474 million and signed purchase agreements for an additional $163 million.

These acquisitions include entering a new operating region by closing an acquisition in the Williston Basin Bakken play for a contract price of $196 million.  To expand its position in this prolific oil play, the Company also signed two additional purchase agreements for bolt-on acquisitions with a combined contract price of $163 million, subject to closing conditions.  LINN anticipates these acquisitions will close in early May.  The Company also expanded its position in the Permian Basin by closing two acquisitions for a combined contract price of $238 million.  Combined, these closed and pending acquisitions are expected to provide net production of approximately 4,000 Boe/d (91 percent oil and NGLs), proved reserves of approximately 29 MMBoe (39 percent proved developed), a reserve life of more than 18 years, approximately 1,000 oil drilling locations and significant organic growth.

Operational Highlights

Granite Wash Activity Update

The Company maintained a four-rig drilling program in the Granite Wash in the first quarter 2011.  LINN expects to continue this four-rig program throughout the year and drill approximately 35 operated wells.  The Company now has 13 operated horizontal wells producing and 11 additional operated wells either drilling, completing or awaiting completion.  LINN is currently on pace to complete two to three new horizontal wells each month throughout 2011.  The Company also owns working interests in nine non-operated horizontal producing wells, with nine additional non-operated wells in progress.  With continued industry success in the Granite Wash and higher oil and NGL prices, LINN expects the level of non-operated activity to remain high.  The Company has a current net production capacity from the horizontal Granite Wash program of approximately 50 MMcfe/d.  Initial production rates from the Company’s 13 operated wells average 23 MMcfe/d, which exceeds LINN’s forecast of 15 MMcfe/d initial production rates.  The Granite Wash horizontal drilling program is currently on track to achieve expected growth targets for the year.

Permian Basin Activity Update

During the first quarter, LINN expanded its acreage position in the Permian Basin through additional acquisitions and drilled 20 operated wells to total depth.  The Company currently operates approximately 1,175 producing wells and produces approximately 12,000 Boe/d in the Permian Basin (pro forma for recent acquisitions).  In the Wolfberry play, LINN has five rigs operating and expects to drill 130 wells during 2011.  Initial production rates from the Wolfberry trend average more than 130 Boe/d, with a high rate to date exceeding 700 Boe/d.  The Permian Basin drilling program is also on track to achieve expected growth targets for the year.

Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.

First Quarter 2011 Results

LINN increased production to an average of 312 MMcfe/d in the first quarter 2011, compared to 213 MMcfe/d for the first quarter 2010.  Production was positively impacted by excellent operating results, which more than offset the impact of inclement weather during the quarter.

During the first quarter 2011, the Company’s hedged realized average price was $86.24 per Bbl.  This equates to a $3.20 per Bbl decrease of the Company’s hedge positions compared to its unhedged realized average price of $89.44 per Bbl.  The hedged realized average price for natural gas was $8.99 per Mcf for the first quarter 2011.  This equates to a $4.28 per Mcf benefit from the Company’s hedge positions over its unhedged realized average price of $4.71 per Mcf.  Realized average price for NGL production was $45.81 per Bbl for the first quarter 2011.

Lease operating expenses for the first quarter 2011 were approximately $46 million, or $1.63 per Mcfe, compared to $31 million, or $1.63 per Mcfe, in the first quarter 2010.  Transportation expenses for the first quarter 2011 were approximately $6 million, or $0.21 per Mcfe, compared to $5 million, or $0.24 per Mcfe, in the first quarter 2010.  Taxes, other than income taxes for the first quarter 2011 were approximately $16 million, or $0.56 per Mcfe, compared to $10 million, or $0.53 per Mcfe, during the first quarter 2010.  General and administrative expenses, excluding unit-based compensation expenses, for the first quarter 2011 were approximately $25 million, or $0.90 per Mcfe, compared to $20 million, or $1.07 per Mcfe, in the first quarter 2010.  Depreciation, depletion and amortization expenses for the first quarter 2011 were approximately $66 million, or $2.36 per Mcfe, compared to $49 million, or $2.56 per Mcfe, in the first quarter 2010.

LINN’s distribution coverage ratio was 1.15x for the first quarter 2011.  The Company generated adjusted EBITDA (a non-GAAP financial measure) of $210 million for the first quarter 2011, compared to $152 million in the first quarter 2010.

Adjusted EBITDA is a measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions.  A reconciliation of adjusted EBITDA to net income (loss) is provided in this release (see Schedule 1).  The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives and depreciation, depletion and amortization.

LINN utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility.  The Company reported losses on derivatives from oil and natural gas hedges of approximately $369 million for the quarter.  This includes $425 million of noncash losses from the change in fair value of hedge positions, due to an increase in commodity prices, and realized hedge gains of $56 million during the first quarter.  Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the Company’s ability to pay cash distributions.

For the first quarter 2011, the Company reported a net loss of $447 million, or $2.75 per unit, which includes noncash losses of $425 million, or $2.62 per unit, from the change in fair value of hedges covering future production, a loss of $85 million, or $0.52 per unit, on extinguishment of debt, and a gain of $1 million, or $0.01 per unit, on the sale of assets.  Excluding these items, adjusted net income (a non-GAAP financial measure) for the first quarter 2011 was $62 million, or $0.38 per unit, compared to mid-point guidance of $0.33 per unit (see Schedule 2).

Adjusted net income is presented as a measure of the Company’s operational performance from oil and natural gas properties, prior to derivative gains and losses, impairment of goodwill and long-lived assets, loss on extinguishment of debt and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period.  A reconciliation of adjusted net income to net income (loss) is provided in this release (see Schedule 2).

Financial Update

During the first quarter 2011, LINN accessed the capital markets through a $649 million public equity offering that provided net proceeds of approximately $623 million.  The net proceeds from this offering were used to fund acquisitions, redemptions and tender offers during the quarter.

LINN also redeemed 35 percent of the total principal of its 11.75 percent senior notes due 2017 and 9.875 percent senior notes due 2018, and made tender offers for the remainder of the principal outstanding under these notes.  Combined, the redemptions and tender offers retired a total of $408 million principal, or 81 percent of the combined principal outstanding.  These transactions allowed the Company to substantially reduce its highest interest rate debt.

LINN expanded its hedge positions for 2011 through 2015 during the first quarter 2011.  Based on current production estimates, the Company is approximately 95 percent hedged on a natural gas and oil equivalent basis through 2013, approximately 80 percent for 2014 and approximately 55 percent for 2015.  For 2011, the Company is hedged at a weighted average oil price of $86.19 per Bbl and a weighted average natural gas price of $8.24 per Mcf.

Cash Distributions

On April 26, 2011, the Company’s Board of Directors declared a quarterly cash distribution of $0.66 per unit, or $2.64 per unit on an annualized basis, with respect to the first quarter 2011.  The distribution will be paid May 13, 2011, to unitholders of record as of the close of business May 6, 2011.

Conference Call and Webcast

As previously announced, management will host a teleconference call April 28, 2011, at 10 a.m. Central/11 a.m.  Eastern to discuss LINN Energy’s first quarter 2011 results and its outlook for the remainder of 2011.  Prepared remarks by Mark E. Ellis, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 61473891) or via the internet at www.linnenergy.com.  A replay of the call will be available on the Company’s website or by phone at (800) 642-1687 (Conference ID: 61473891) for a seven-day period following the call.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).

Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets.  LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 2.7 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2010 (pro forma for closed 2011 acquisitions).  More information about LINN Energy is available at www.linnenergy.com.

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Estimates of proved reserves of pending and completed acquisitions included in this press release were calculated as of the effective dates of the acquisitions using forward strip oil and natural gas prices.  These estimates of proved reserves differ from those prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

Contacts:	LINN Energy, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

The financial summary follows; all amounts within are unaudited.

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted EBITDA should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities.  Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines adjusted EBITDA as net income (loss) plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;
•	Interest expense;
•	Depreciation, depletion and amortization;
•	Impairment of goodwill and long-lived assets;
•	Write-off of deferred financing fees and other;
•	(Gains) losses on sale of assets and other, net;
•	Provision for legal matters;
•	Loss on extinguishment of debt;
•	Unrealized (gains) losses on commodity derivatives;
•	Unrealized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on canceled derivatives;
•	Unit-based compensation expenses;
•	Exploration costs; and
•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders.  Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

The following presents a reconciliation of net income (loss) to adjusted EBITDA:

	Three Months Ended March 31,
	2011	2010
	(in thousands)

Net income (loss)	$(446,682)	$65,310
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	7,051	5,391
Interest expense, cash	63,590	21,752
Interest expense, noncash	(126)	5,901
Depreciation, depletion and amortization	66,366	49,191
(Gains) losses on sale of assets and other, net	(823)	414
Provision for legal matters	492	―
Loss on extinguishment of debt	84,562	―
Unrealized (gains) losses on commodity derivatives	425,285	(33,500)
Unrealized losses on interest rate derivatives	―	15,141
Realized losses on interest rate derivatives	―	8,021
Unit-based compensation expenses	5,638	4,135
Exploration costs	445	3,861
Income tax expense	4,198	5,892
Adjusted EBITDA	$209,996	$151,509

The following presents a reconciliation of net cash provided by operating activities to adjusted EBITDA:

Net cash provided by operating activities for the three months ended March 31, 2011, was approximately $108 million and includes cash interest payments of approximately $63 million and other items totaling approximately $39 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the three months ended March 31, 2010, was approximately $80 million and includes cash interest payments of approximately $22 million, cash settlements on interest rate derivatives of approximately $11 million, premiums paid for commodity derivatives of approximately $15 million and other items totaling approximately $24 million that are not included in adjusted EBITDA.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income

Adjusted Net Income

Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted net income should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP.  Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss) or any other GAAP measure of liquidity or financial performance.  Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, impairment of goodwill and long-lived assets, loss on extinguishment of debt and (gains) losses on sale of assets, net.

The following presents a reconciliation of net income (loss) to adjusted net income:

	Three Months Ended March 31,
	2011	2010
	(in thousands, except per unit amounts)

Net income (loss)	$(446,682)	$65,310
Plus:
Unrealized (gains) losses on commodity derivatives	425,285	(33,500)
Unrealized losses on interest rate derivatives	—	15,141
Loss on extinguishment of debt	84,562	—
(Gains) losses on sale of assets, net	(858)	414
Adjusted net income	$62,307	$47,365

Net income (loss) per unit – basic	$(2.75)	$0.50
Plus, per unit:
Unrealized (gains) losses on commodity derivatives	2.62	(0.26)
Unrealized losses on interest rate derivatives	—	0.12
Loss on extinguishment of debt	0.52	―
(Gains) losses on sale of assets, net	(0.01)	—
Adjusted net income per unit – basic	$0.38	$0.36